As filed with the Securities and Exchange Commission on September 18, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
AND
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENTS NO. 333-66610 AND NO. 333-35367 UNDER
THE SECURITIES ACT OF 1933

QAD INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0105228
(State of Incorporation)	(I.R.S. Employer Identification No.)
6450 Via Real
Carpinteria, California 93013
(Address of principal executive offices)

QAD INC. 2006 STOCK INCENTIVE PROGRAM
(Full title of the plan)
Daniel Lender
Executive Vice President and Chief Financial Officer
QAD INC.
6450 Via Real
Carpinteria, California 93013
Telephone: (805) 684-6614
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy of All Communication To:
Blase P. Dillingham, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
(310) 312-4159
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered(1)(2)	Per Share(3)	Offering(3)(4)	Registration Fee(1)(3)
Common Stock ($0.001 par value per share) issuable under the QAD Inc. 2006 Stock Incentive Program	5,300,000	$7.44	$39,432,000	$4,219
Registration Fee Offset(4)				($1,035)
TOTAL				$3,184

(1)	This registration statement is (a) a new registration statement; (b) a Post-Effective Amendment No. 1 to the Company’s registration statement on Form S-8 (File No. 333-66610), as filed with the Securities and Exchange Commission on August 2, 2001 (the “2001 Registration Statement”); and (c) a Post-Effective Amendment No. 1 to the Company’s registration statement on Form S-8 (File No. 333-35367), as filed with the Securities and Exchange Commission on September 11, 1997 (the “1997 Registration Statement”). Collectively, the 2001 Registration Statement and the 1997 Registration Statement are the “Prior Registration Statements.” The 5,300,000 shares being registered hereby includes 4,000,000 shares issuable under the QAD Inc. 2006 Stock Incentive Program (the “2006 Stock Incentive Program”) and 1,300,000 shares under the Amended & Restated QAD Inc. 1997 Stock Incentive Program (the “Prior Plan”) previously registered for sale by the Prior Registration Statements. The 1,300,000 shares were part of the share reserve under the Prior Plan as a result of, for example, expiration, termination or forfeiture of awards under the Prior Plan. As a result, the registration fees paid with respect to the Prior Registration Statements are being carried over to this registration statement in accordance with the principles set forth in Instruction E to Form S-8 (the “Instruction”) and Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporations Finance and the Securities and Exchange Commission (as supplemented through September 2004) (the “Interpretation”).

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Company’s common stock that become issuable under the 2006 Stock Incentive Program by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Company’s common stock.

(3)	As described in the section entitled “Statement Pursuant to General Instruction E to Form S-8” below, the registration fee payable for 4,000,000 shares of the 5,300,000 shares being registered hereby under the 2006 Stock Incentive Program is estimated pursuant to Rule 457(h) of the Securities Act of 1933. The price per share and aggregate offering price for such shares are based upon the average of the high and low prices of Company’s common stock on September 13, 2006, as reported on the Nasdaq Global Select Market in accordance with Rule 457(c) of the Securities Act of 1933.

(4)	As described in the section entitled “Statement Pursuant to General Instruction E to Form S-8” below, the registration fee payable for 1,300,000 shares of the 5,300,000 being registered hereby under the 2006 Stock Incentive Program was previously paid with the Prior Registration Statements. The calculation of the prior registration statement fees paid and being applied to this registration statement are as set forth below.

					Offering		Maximum	Amount of
				Number of	Price per		Aggregate	Registration
Date			Total Shares	Shares	Share Paid		Offering Price	Fee Paid for
Registration	Registration	Plan Under Which	Originally	Carried	On Shares		For Shares	Shares
Statement Filed	Statement	Shares Registered	Registered	Over	Carried Over		Carried Over	Carried Over

August 2, 2001	333-66610	QAD Inc. Amended & Restated Stock Incentive Program	8,000,000	1,300,000	$3.33	(A)	$4,329,000	$1,035	(B)

September 11, 1997	333-35367	QAD Inc. 1997 Stock Incentive Program	4,000,000	0.00	$21.00	(A)	$0.00	$0.00
TOTAL			12,000,000	1,300,000			$4,329,000	$1,035

(A)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) of the Securities Act of 1933 based upon the average of the high and low price of the Registrant’s common stock as reported on the Nasdaq Global Select Market with respect to shares carried over from the 2001 Registration Statement on August 2, 2001 and the 1997 Registration Statement on September 11, 1997.

(B)	Based upon the average of the high and low prices of the Company’s Common Stock on September 13, 2006, as reported on the Nasdaq Global Select Market in accordance with Rule 457(c) of the Securities Act of 1933, the price per share is $7.44 and the aggregate offering price is $9,672,000, resulting in a total fee offset of $1,035.00.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8
     QAD Inc. (the “Company”) has filed this registration statement to register under the Securities Act of 1933 the offer and sale of 5,300,000 shares of common stock, par value $0.001 per share, issuable pursuant to the Company’s 2006 Stock Incentive Program. The 2006 Stock Incentive Program was approved and adopted at the Company’s 2006 Annual Meeting of Stockholders held on June 7, 2006 and supersedes and replaces our Amended & Restated 1997 Stock Incentive Program (previously defined in Note 1 above as, the “Prior Plan”). The number of shares issuable under the 2006 Stock Incentive Program is comprised of:
•	1,300,000 shares remaining available for grant under the Prior Plan; and

•	4,000,000 additional shares.
     The Company desires to carry over to this registration statement an aggregate of 1,300,000 shares registered pursuant to the Prior Registration Statements, as defined in Note 1 above, and for which a registration fee has previously been paid.
     Following the filing of this registration statement, the 1,300,000 shares carried over from the Prior Registration Statements will no longer be available for new awards under the Prior Plan, which plan was terminated as to future grants on the date of the 2006 Annual Meeting of Stockholders.
     Consequently, in accordance with the Instruction and Interpretation, as defined in Note 1 above, (1) the Company is carrying over from the Prior Registration Statements and registering the offer and sale of 1,300,000 shares of common stock under the 2006 Stock Incentive Program pursuant to this registration statement; (2) $1,082 of the total registration fee for the shares being registered under the 2006 Stock Incentive Program pursuant to this registration statement is being carried over from the Prior Registration Statements; and (3) the Prior Registration Statements are being amended on a post-effective basis to reflect the transfer of an aggregate of 1,300,000 shares to this registration statement.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8
PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits
Item 9. Undertakings.
SIGNATURE
POWER OF ATTORNEY
EXHIBIT INDEX
EXHIBIT 4.4
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 23.2

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I, are not filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents are incorporated by reference into this registration statement:
     (a) The registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006;

     (b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2006 and July 31, 2006;
     (c) The Company’s Current Reports on Form 8-K filed with the Commission on March 1, 2006, March 20, 2006, April 19, 2006, May 18, 2006, and August 17, 2006; and
     (d) The description of the registrant’s common stock and rights to purchase preferred stock which are contained in the registrant’s registration statements filed pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.
All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed hereby incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 102(b)(7) of the Delaware General Corporation Law (“Delaware Corporation Law”) permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation, as amended (the “Charter”), contains such a provision.
     Section 145 of the Delaware Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful;

provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
     The Company’s bylaws provide for indemnification of its officers, directors, employees and other agents in a manner substantially identical to that permitted under the Delaware Corporation Law.
     In addition to the indemnification provided in the Company’s Charter and bylaws and by the Delaware Corporation Law, the Company has entered into indemnification agreements with its directors and executive officers to provide additional contractual assurances regarding the scope of indemnification and to provide additional procedural protections.
     The Company also carries insurance policies that cover its individual directors and officers for legal liability and which would pay on their behalf for expenses of indemnifying them in accordance with the Charter, bylaws and the Delaware Corporation Law.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits

Exhibit
Number	Exhibits

4.1	Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 15, 1997 and incorporated herein by reference to the Registration Statement on Form S-1 (Commission File No. 333-28441)
4.2	Certificate of Amendment of Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on June 19,1997 and incorporated herein by reference to the Registration Statement on Form S-1 (Commission File No. 333-28441)
4.3	Certificate of Amendment of Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on July 29, 2005 and incorporated herein by reference to the Company’s 10-Q filed on September 8, 2006
4.4	QAD Inc. 2006 Stock Incentive Program
5.1	Opinion of Manatt, Phelps & Phillips, LLP
23.1	Consent of KPMG LLP, independent registered public accounting firm
23.2	Consent of Manatt, Phelps & Phillips, LLP is contained in Exhibit 5.1 of this Registration Statement
24.1	Power of Attorney follows signature page

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, as amended.
               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
     PROVIDED, HOWEVER, that undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carpinteria, State of California, on September 18, 2006.
QAD INC.

By:	/s/ Daniel Lender
Chief Financial Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Lender as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Pamela M. Lopker Pamela M. Lopker	Chairman of the Board, and President	September 18, 2006
/s/ Karl F. Lopker Karl F. Lopker	Director, Chief Executive Officer (Principal Executive Officer)	September 18, 2006
/s/ Daniel Lender Daniel Lender	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2006
/s/ Valerie J. Miller Valerie J. Miller	Vice President, Corporate Controller (Principal Accounting Officer)	September 18, 2006
/s/ Peter R. van Cuylenburg Peter R. van Cuylenburg	Director	September 18, 2006
/s/ Barry Patmore Barry Patmore	Director	September 18, 2006
/s/ Scott J. Adelson Scott J. Adelson	Director	September 18, 2006
/s/ Thomas O’Malia Thomas O’Malia	Director	September 18, 2006

EXHIBIT INDEX
EXHIBITS

Exhibit
Number

4.1	Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 15, 1997 and incorporated herein by reference to the Registration Statement on Form S-1 (Commission File No. 333-28441)
4.2	Certificate of Amendment of Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on June 19, 1997 and incorporated herein by reference to the Registration Statement on Form S-1 (Commission File No. 333-28441)
4.3	Certificate of Amendment of Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on July 29, 2005 and incorporated herein by reference to the Company’s 10-Q filed on September 8, 2006
4.4	QAD Inc. 2006 Stock Incentive Program
5.1	Opinion of Manatt, Phelps & Phillips, LLP
23.1	Consent of KPMG LLP, independent registered public accounting firm
23.2	Consent of Manatt, Phelps & Phillips, LLP is contained in Exhibit 5.1 of this Registration Statement
24.1	Power of Attorney follows signature page